Exhibit 99.1
FOR IMMEDIATE RELEASE
January 28, 2010
DESIGNLINE CORPORATION ANNOUNCES FILING OF FORM 15 TO
DEREGISTER ITS COMMON STOCK
Charlotte, NC — DesignLine Corporation (the “Company”) announced today that it has filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and to immediately suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.
The Company expects that deregistration will be effective in accordance with applicable SEC rules. The Company’s SEC filing obligations, which include the Form 10-K, Form 10-Q and Form 8-K, are suspended immediately as of the filing date of the Form 15.
The decision to deregister was made by the Board of Directors of the Company after careful consideration of the advantages and disadvantages of being a public company, including, but not limited to, the high costs of remaining public, the size of the stockholder base, the trading history of the Company’s stock, access to subordinated debt financing and demands on management time arising from compliance with various SEC rules and requirements under the Sarbanes-Oxley Act of 2002. The Board concluded that deregistration would provide a significant benefit to the Company by reducing expenses and enabling management to focus its energies on operating the business.
About DesignLine Corporation
DesignLine Corporation is a leading manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys. The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “DSLI.”
This press release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: industry and economic conditions, competition, the availability of sufficient cash, and other factors. For more information about other risks and uncertainties the Company faces, please see the section entitled “Risk Factors” in the Company’s Current Report on Form 8-K dated October 5, 2009 as filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.